Exhibit 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
ANNOUNCES UPDATE ON OIL AND GAS MARKET

Company Commences Delivery of Excelyte™ on Customer Sales Order, Expands Facility and Excelyte™ Production Capacity in Utah and Continues Excelyte™ Testing with Potential Customers

LITTLE RIVER, S.C., October 1, 2013 – Integrated Environmental Technologies, Ltd. (“IET” or the “Company”) (OTC Bulletin Board: IEVM), today announced that it commenced delivery of Excelyte™ to a water services company that utilizes Excelyte™ as a biocide in the treatment of oil and gas production water.  For the past several months this water services company, together with the oil production company purchasing the treated water from the water services company, as well as the oil service company providing drilling services to the production company, have tested the efficacy of Excelyte™ in the treatment of oil and gas production water.  These test results showed that the production water treated with Excelyte™ was bacteria free and had a higher viscosity profile than production water treated with chlorine.  The viscosity of the treated water is an important characteristic since it needs to be at a great enough level to initiate and propagate hydraulic fracture as well as to carry sand or other proppants into those fractures to enhance the production of oil and gas.  By using Excelyte™, the water services company is now treating production water and reselling the water to oil and gas production companies as opposed to collecting and disposing the production water.  Based on the test results, the water services company placed a sales order with IET to provide Excelyte™ to treat production water to be sold by the water services company to a producer for a specified frac.  The Company is scheduled to deliver Excelyte™ to the water services company on a weekly basis over the next five month period, the estimated time required for the frac job to be completed.

The Company also continues to expand its operational capabilities in the Uinta Basin in Utah.  The Company has increased the size of the facility and the number of its proprietary Ecaflo™ machines and related equipment at the Uinta facility.  The Company is currently capable of producing approximately 100,000 gallons of Excelyte™ per month at the Uinta facility.

Excelyte™ continues to be tested by potential customers, which include both production and water service companies, as a treatment to eliminate bacteria and hydrogen sulfide present in produced water and in production wells.  These testing protocols are specific to each well site due to the significant differences in bacteria and other minerals that can exist in the production water at each site.  The Company believes that Excelyte™ is:  a) an effective biocide that eliminates bacteria in production water; b) a better biocide as compared to chlorine and bleach since production water treated with Excelyte™ remains bacteria free for longer periods of time requiring less frequent treatments; c) less corrosive to oil and gas production equipment, reducing maintenance issues associated with more corrosive chemicals; and d) safer to use by reducing potential chemical related injuries.  The Company continues to target production companies as its main customer focus.

David LaVance, Chairman, President and Chief Executive Officer of the Company, commented that “This is an important step in the development of our oil and gas business.  The testing performed showed not only that Excelyte™ is an effective biocide in oil and gas applications but that it was a better alternative than chlorine in treating production water for resale to oil and gas production companies.  With the ever growing water demand for oil and gas production and the resulting shortage of fresh water in many oil and gas drilling areas, we believe that the treatment and recycling of production water will continue to grow in importance and that Excelyte™ is the ideal biocide to meet the needs of producers – it is effective in eliminating bacteria, it is safer for the worker and less corrosive to production equipment than other biocides such as bleach and chlorine and it is ultimately less costly than competing products.”

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc.  The Company sells anolyte disinfecting solution under the EcaFlo™ and Excelyte™ brand names and sells a cleaning solution under the Catholyte Zero™ brand name.  Both solutions are produced by the Company’s proprietary EcaFlo™ equipment which utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  EcaFlo™ Anolyte and Excelyte™ solutions are EPA-registered hard surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling.   The Company believes that it is the only manufacturer of anolyte disinfecting solution with an EPA-approved label that includes kill claims for the two most common types of CRE’s, carbapenemase (KPC) and New Delhi Metallo-Beta Lactamase (NDM), as well as C. diff spores, Tuberculosis and HIV.  The products can be used safely anywhere there is a need to control bacteria and viruses.  Catholyte Zero™ solutions are an environmentally friendly cleanser and degreaser for janitorial, sanitation and food processing uses.  The Company is currently focused on selling its anolyte solutions to agriculture and dairy farmers, oil and gas production companies and healthcare facilities.  To learn more about Integrated Environmental Technologies, Ltd. and I.E.T., Inc., please visit our websites at www.ietltd.net  (investor relations) and www.ietecaflo.com (product information).

Forward-Looking Statements

Statements about the Company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.
Thomas S. Gifford
Executive Vice President and Chief Financial Officer
Tel.:  (732) 820-1415